Exhibit 99.1

FOR IMMEDIATE RELEASE: MARCH 10, 2022

LEGGETT’S BOARD OF DIRECTORS ELECTS NEW BOARD MEMBER

Carthage, MO, March 10, 2022 —-

Leggett & Platt announced the election of Angela Barbee to its Board of Directors effective immediately.

Ms. Barbee, 56, served as Senior Vice President – Technology and Global R&D of Weber, Inc., a manufacturer of outdoor grills and accessories, from 2021 until January 2022.    Prior to Weber, Ms. Barbee served in senior technology and product development positions at Kohler Company from 2018 to 2021. She served as Director – Global Creative Design Operations of General Motors, from 2013 to 2017, and in various other capacities since 1994.

Ms. Barbee holds a bachelor’s degree in Mechanical Engineering from Wayne State University and a master’s degree in Mechanical Engineering from Purdue University. She also completed the Executive Education Program in the Ross Business School at the University of Michigan.

“Angela brings a wide-ranging knowledge of manufacturing, engineering and innovation, management, and operations in the consumer products and automotive industries. She also has extensive international experience in leading engineering, development, and innovation efforts,” said Karl Glassman, Executive Chairman. “We are very pleased to have her join our Board.”

Ms. Barbee was identified through a national search that was conducted by Diversified Search. To learn more about other members of Leggett’s Board of Directors, visit www.leggett.com under the Corporate Governance and Directors tabs.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in most homes and automobiles. The 139-year-old Company is comprised of 15 business units, approximately 20,000 employees, and 130 manufacturing facilities located in 17 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Cassie J. Branscum, Senior Director of Investor Relations